Exhibit 3.29

LIMITED LIABILITY COMPANY AGREEMENT

OF

PINNACLE FOODS FORT MADISON LLC

LIMITED LIABILITY COMPANY AGREEMENT

OF

PINNACLE FOODS FORT MADISON LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) by the undersigned sole member (the “Member”) of Pinnacle Foods Fort Madison LLC, a Delaware limited liability company (the “Company”), is effective as of the date of formation of the Company.

The Member is executing this Agreement for the purpose of forming a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (DEL. CODE ANN, tit, 6, § 18-101 et seq.), as amended from time to time (the “Delaware LLC Act”), and hereby agrees as follows:

1. Formation.

(i) The Company was formed on March 25, 2011 by M. Kelley Maggs (the “Organizer”), acting in the capacity of an “authorized person” under Section 18-201 of the Delaware LLC Act, executing the initial certificate of formation of the Company and filing it with the Secretary of State of the State of Delaware. The Member hereby acknowledges its authorization and approval of the Organizer taking, and otherwise ratifies, that action to form the Company under the Delaware LLC Act.

(ii) Each of the Member and M. Kelley Maggs is hereby designated as an authorized person, within the meaning of the Delaware LLC Act, to execute, deliver and file any amendments and/or restatements to the certificate of formation of the Company and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, to engage in any lawful act or activity for which limited a liability company may be formed under the Delaware LLC Act and to engage in any and all activities necessary or incidental to the foregoing.

3. Powers of the Company.

(i) The Company shall have the power and authority to take any and all actions necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purpose set forth in Section 2.

4. Member. The following information with respect to the Member is to be provided on Schedule 4 and will be accurate as of the date hereof (except to the extent updated as provided below):

(i) the name and address of the Member; and

(ii) the capital contribution of the Member to the Company.

The Member may, but shall not be required to, update the information on Schedule 4 from time to time to reflect any changes in such information.

5. Management.

5.1 Management by Member. The Member shall manage the Company in accordance with this Agreement. The Member is an agent of the Company’s business, and the actions of the Member taken in such capacity and in accordance with this Agreement shall bind the Company.

5.2 Powers of Member. The Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. The Member shall be the sole person or entity with the power to bind the Company, except and to the extent that such power is expressly delegated to any other person or entity by the Member, and such delegation shall not cause the Member to cease to be the Member.

5.3 Officers. The Company may have one or more of the following officers as determined by the Member from time to time: President, Vice-President, Secretary, Treasurer, and such other officers as the Member may appoint, from time to time. Any officers may be appointed and removed at the will of the Member and shall have such powers and duties as are designated by the Member.

6. Records and Information. Unless otherwise required by a mandatory provision of law, neither the Company nor the Member shall have any obligation to maintain any books or records of the Company; provided that the Member may keep books and records of the Company and may, from time to time, designate recordkeeping requirements for the Company.

7. Term; Dissolution.

(i) The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with this Section 7.

(ii) The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member; or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware LLC Act.

(iii) Upon the occurrence of any event that terminates the continued membership of the Member in the Company, the Company shall not dissolve but the personal representative (as defined in the Delaware LLC Act) of the Member shall agree in writing to continue the Company and to the admission of the personal representative of the Member or its nominee or its designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the Member in the Company.

(iv) Upon the dissolution of the Company, the Member shall wind up the Company’s affairs as provided in the Delaware LLC Act. Upon completion of the winding up of the Company, the Member shall distribute the property of the Company as follows:

(a) First, to creditors, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of the Company’s liabilities (whether by payment or the making of reasonable provision for payment thereof); and

(b) Second, to the Member in cash or property, or partly in cash and partly in property, as determined by the Member.

(v) Upon the completion of the winding up and liquidation of the Company, the Member shall file a certificate of cancellation with the Secretary of State of the State of Delaware canceling the Company’s certificate of formation at which time the Company shall terminate.

8. Additional Contributions; Member Loans.

(i) The Member may, but is not required to, make additional capital contributions to the Company.

(ii) The Member may, but is not required to, make loans to the Company. If and to the extent that loans are made by the Member to the Company, any such loans shall be on terms determined by the Member.

(iii) To the extent that additional funds are made available by the Member to the Company, such funds shall be treated as loans made by the Member to the Company, and not as additional capital contributions made by the Member to the Company, unless specifically designated as additional capital contributions made by the Member to the Company.

9. Liability of Member. Except to the extent provided in the Delaware LLC Act, the Member shall not have any liability for the obligations or liabilities of the Company.

10. Tax Status. At all times that the Company has only one member (who owns 100% of the limited liability company interests in the Company), it is the intention of the Member that the Company be disregarded as an entity separate from the Member for federal, state, Local and foreign income tax purposes and that the Company be treated for such purposes, but not for purposes other than taxation, as a sole proprietorship of the Member.

11. Distributions.

(i) Distributions shall be made to the Member at the times and in the amounts as are determined by the Member, provided that no distribution shall be made in violation of the Delaware LLC Act.

(ii) Unless otherwise determined by the Member, no distribution shall be paid to the Member upon its resignation whether in connection with the voluntary assignment of its entire interest, pursuant to Section 13 or otherwise.

12. Assignments.

(i) The Member may transfer or assign (including as a pledge or other collateral assignment) in whole or in part its limited liability company interest.

(ii) In connection with a voluntary transfer or assignment by the Member of its entire limited liability company interest in the Company (not including a pledge or collateral assignment or any transfer as a result thereof):

(a) the Member will cease to be a member of the Company;

(b) the assignee will automatically and simultaneously be admitted as the successor Member without any further action at the time such voluntary transfer or assignment becomes effective under applicable law; and

(c) the Company shall be continued without dissolution.

(iii) In connection with a partial assignment or transfer by the Member of its limited liability company interest (not including a pledge or collateral assignment or any transfer as a result thereof), unless this Agreement is amended to reflect the fact that the Company will have more than one member, the assignee or transferee shall not be admitted as a member of the Company and shall not have any rights as a member other than the right to receive any distributions that are payable in respect of the interest transferred.

(iv) Upon any pledge or other collateral assignment by the Member of all or any part of its limited liability company interest, the pledgee or collateral assignee shall have only those rights as are expressly stated in the controlling pledge or assignment agreement (including any right in connection with the foreclosure of the pledge or collateral assignment of the purchaser of the limited liability company interest to become a member of the Company) or are provided by other applicable law. If the pledgee or collateral assignee of all or any part of the Member’s limited liability company interest has the right under the terms of the controlling pledge or assignment agreement or under other applicable law to purchase the interest in foreclosure (or to cause or permit another person to purchase the interest in foreclosure), except as expressly stated in the controlling pledge or assignment agreement, the purchaser shall not be admitted as a member of the Company and shall not have any rights as a member other than the right to receive any distributions that are payable in respect of the interest foreclosed upon and purchased.

13. Resignation. The Member may resign from the Company at such time as it shall determine. Neither the filing of a voluntary petition in bankruptcy nor any other event specified in Section 18-304 of the Delaware LLC Act will cause the Member to cease to be a member of the Company.

14. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member. In connection with the admission of any additional member of the Company (including an admission in connection with a partial assignment or transfer pursuant to Section 12(iii), but excluding an admission provided for in any pledge or collateral assignment agreement pursuant to Section 12(iv)), this Agreement shall be amended by the Member to make such changes as it shall determine to reflect the fact that the Company shall have more than one member, provided that the failure to so amend this Agreement shall not invalidate any otherwise valid assignment or transfer made by the Member.

15. Exculpation and Indemnification.

15.1 Exculpation.

(i) For purposes of this Agreement, the term “Covered Persons” means the Member, any person or other entity that directly or indirectly controls, is controlled by, or is under common control with the Member (an “Affiliate”) and any officer, director, shareholder, partner or employee of the Member and their respective Affiliates, and any officer, employee or expressly authorized agent of the Company or its Affiliates.

(ii) The Member, whether acting in its capacity as Member or in any other capacity, shall not be liable to the Company or to any other Covered Person for any loss, damage or claim incurred by reason of any act or omission (whether or not constituting negligence or gross negligence) performed or omitted by the Member in good faith, and no other Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed (whether or not constituting negligence) or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on the Covered Person by this Agreement, except that a Covered Person (other than the Member, irrespective of the capacity in which it acts) shall be liable for any loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(iii) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person or entity as to matters the Covered Person reasonably believes are within the professional or expert competence of such person or entity, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid. The foregoing provision shall in no way be deemed to reduce the limitation on liability of the Member provided in Clause (ii) of this Section 15.1.

15.2 Duties and Liabilities of Covered Persons.

(i) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

(ii) All provisions of this Section 15 shall apply to any former Member of the Company for all actions or omissions taken while that person was the Member of the Company to the same extent as if such person were still the Member of the Company.

15.3 Indemnification. To the fullest extent permitted by applicable law, the Member (irrespective of the capacity in which it acts) shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Member by reason of any act or omission (whether or not constituting negligence or gross negligence) performed or omitted on behalf of the Company, and any other Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission (whether or not constituting negligence) performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person (other than the Member, irrespective of the capacity in which it acts) shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 15 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

15.4 Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 15.

15.5 Indemnity Contracts. The Member and the Company may enter into indemnity contracts with any Covered Person and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 15 and containing such other procedures regarding indemnification as are appropriate.

15.6 Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Member shall, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other persons or entities as the Member shall determine, against any liability that may be asserted against or expenses that may be incurred by any such person or entity in connection with the activities of the Company, regardless of whether the Company would have the power to indemnify such person or entity against such liability under the provisions of this Agreement.

16. Outside Business. The Member or any Affiliate thereof may engage in or possess an interest in any business venture of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Member shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. The Member or any Affiliate thereof shall not be obligated to disclose or present any particular opportunity to the Company even if that opportunity is of a character that, if disclosed or presented to the Company, could be taken by the Company, and the Member or Affiliate thereof shall have the right to take for its own account (individually or as a partner, shareholder, fiduciary or otherwise) or to recommend to others any such particular opportunity.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Member.

18. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to the rules of conflict of laws thereof or of any other jurisdiction that would call for the application of the substantive laws of a jurisdiction other than the State of Delaware.

19. Termination of Agreement. This Agreement shall terminate and be of no further force ox effect upon the filing of a certificate of cancellation cancelling the Company’s certificate of formation pursuant to Section 7(v) of this Agreement; provided, however, that the provisions of Section 15.1, 15.2, 15.3 and 15.4 of this Agreement shall survive termination.

20. Effective Date. Pursuant to Section 18-201(d) of the Delaware LLC Act, this Agreement shall be effective as of the formation of the Company.

21. No Third Party Beneficiaries. Except as contemplated by Section 15, nothing in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their respective successors, any benefits, rights or remedies.

22. Miscellaneous. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references to “Sections” and “Clauses” shall refer to corresponding provisions of this Agreement. The use of the term “including” or any similar term shall be deemed to mean “including, without limitation.” Any reference in this Agreement to any law, rule or regulation shall be construed as reference to such law, rule or regulation as the same may have been, or may from time to time be, amended, revised or reenacted and any successor thereto. The headings of sections in this Agreement are intended for reference purposes only and shall be given no substantive meaning or any interpretive force.

IN WITNESS WHEREOF, the undersigned has duly executed this Limited Liability Company Agreement as of the day and year first aforesaid.

PINNACLE FOODS GROUP LLC

By:

	Name:	M. Kelley Maggs
	Title:	SVP

SCHEDULE 4

Name	Mailing Address	Agreed Value of Capital Contribution

Pinnacle Foods Group LLC	One Bloomfield Avenue Mountain Lakes, NJ 07046	$1,000.00